UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  September 5, 2014

MILLENNIAL MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35478	20-5087192
(Commission File No.)	(IRS Employer Identification No.)

2400 Boston Street, Suite 201

Baltimore, MD 21224

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 522-8705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)   Appointment of Michael Kocorowski as Chief Accounting Officer and Principal Accounting Officer

On September 5, 2014, the Board of Directors (the “Board”) of Millennial Media, Inc. (the “Company”) appointed Michael Kocorowski as the Company’s Senior Vice President, Accounting and Chief Accounting Officer, effective as of that date.  Mr. Kocorowski will also serve as the Company’s principal accounting officer. There is no arrangement or understanding between Mr. Kocorowski and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Kocorowski and any of the Company’s directors or other executive officers. Additional information about Mr. Kocorowski is set forth below:

Michael Kocorowski. Mr. Kocorowski, age 44, has served as our Senior Vice President of Accounting and Chief Accounting Officer since September 2014, as our Corporate VP for Accounting and Assistant Controller from October 2012 to September 2014, and as our Vice President of Finance from July 2010 to October 2012. Mr. Kocorowski served as Controller at Learn It Systems, LLC from August 2009 until joining us in July 2010. He previously served as Controller at DigitalSports, Inc. from 2007 to 2009, as Vice President of Finance and Controller at EMG, Inc. from 2000 until 2007, and prior to that in various accounting roles with increasing responsibilities at several companies. Mr. Kocorowski is a Certified Public Accountant. Mr. Kocorowski received a B.S. degree in Economics from the University of Wisconsin - Madison, and a M.S. degree in Accounting from the University of Wisconsin - Milwaukee.

In connection with his appointment as Senior Vice President, Accounting and Chief Accounting Officer, Mr. Kocorowski and the Company entered into an employment agreement as of September 5, 2014.

Mr. Kocorowski’s base salary under the employment agreement is initially $215,000 per year, subject to adjustment in the discretion of the Board or the Compensation Committee of the Board.  Mr. Kocorowski is eligible for an annual discretionary cash bonus of up to 35% of his then-current base salary, subject to his achievement of performance criteria to be set forth in an annual incentive plan that may be adopted by the Board or Compensation Committee of the Board.

Mr. Kocorowski is eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

In the event that Mr. Kocorowski’s employment is terminated by the Company without “cause” or by Mr. Kocorowski for “good reason” (each as defined in his employment agreement), in each case subject to Mr. Kocorowski entering into and not revoking a release in a form acceptable to the Company, Mr. Kocorowski will be entitled to receive:

•                  severance payments equal to his then-current base salary for a period of 3 months; and

•                  if he timely elects and remains eligible for continued coverage under COBRA, the health insurance premiums that the Company was paying on behalf of Mr. Kocorowski and his covered dependents prior to the date of termination, for as long as he is receiving the severance payments under the employment agreement described above or for the continuation period for which he is eligible, whichever period is shorter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2014	MILLENNIAL MEDIA, INC.

	By:	/s/ Ho Shin
Ho Shin
General Counsel and Chief Privacy Officer